Exhibit 5.1

Exhibit 5.1	ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

February 20, 2015

LinnCo, LLC

Linn Energy, LLC

600 Travis Street

Suite 5100

Houston, Texas 77002

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) of LinnCo, LLC, a Delaware limited liability company (“LinnCo”), and Linn Energy, LLC, a Delaware limited liability company (“Linn Energy” and, together with LinnCo, the “Registrants”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of securities that may be issued and sold by the Registrants from time to time pursuant to Rule 415 under the Securities Act, certain legal matters in connection with such securities are being passed upon for you by us. Such securities include (i) common shares representing limited liability company interests of LinnCo (the “Common Shares”) and (ii) common units representing limited liability company interests of Linn Energy (the “Units”). The Common Shares and the Units are collectively referred to herein as the “Securities.” At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Certificate of Formation of LinnCo and the Amended and Restated Limited Liability Company Agreement of LinnCo (the “LinnCo LLC Agreement”), each as amended to date, (ii) the Certificate of Formation of Linn Energy and the Third Amended and Restated Limited Liability Company Agreement of Linn Energy, each as amended to date (collectively, the “Linn Energy LLC Agreement” and, together with the LinnCo LLC Agreement, the “LLC Agreements”); and (iii) the corporate records of the Registrants, including minute books of the Registrants, as furnished to us by LinnCo, certificates of public officials and of representatives of LinnCo, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

In giving the opinions below, we have assumed, without independent investigation, that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are accurate and complete, all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

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In giving the opinions below, we have also assumed that:

(a) the Registration Statement, and any amendments thereto (including post-effective amendments) will have become effective under the Securities Act;

(b) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby;

(c) all Securities will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement;

(d) the Board of Directors of LinnCo or, to the extent permitted by the Delaware Limited Liability Company Act (the “LLC Act”) and the LinnCo LLC Agreement, a duly constituted and acting committee thereof (such Board of Directors or committee thereof being hereinafter referred to as the “LinnCo Board”) will have taken all action required by the LinnCo LLC Agreement to authorize the issuance of the Common Shares, and to authorize the terms of the offering and sale of such Common Shares and related matters;

(e) the Board of Directors of Linn Energy or, to the extent permitted by the LLC Act and the Linn Energy LLC Agreement, a duly constituted and acting committee thereof (together with the LinnCo Board, such Board of Directors or committee thereof being hereinafter referred to as the “Boards”) will have taken all necessary corporate action to authorize the issuance of the Units, and to authorize the terms of the offering and sale of such Units and related matters;

(f) a definitive purchase, underwriting or similar agreement (the “Purchase Agreement”) with respect to any Securities being offered will have been duly authorized and validly executed and delivered by LinnCo and Linn Energy, as applicable, and the other parties thereto;

(g) all Securities, and any certificates in respect thereof, will be delivered in accordance with the provisions of the applicable Purchase Agreement approved by the applicable Boards, upon payment of the consideration therefor provided for therein; and

(h) certificates representing the Securities will have been duly executed, countersigned, registered and electronically transmitted by the transfer agent and registrar for LinnCo and Linn Energy, as applicable, in each case in accordance with the provisions of the applicable LLC Agreement.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (i) the Common Shares have been duly authorized and, when issued and delivered by LinnCo against payment therefor in accordance with the applicable Purchase Agreement, will be validly issued, fully paid and

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non-assessable and (ii) the Units to be issued and sold by Linn Energy to LinnCo have been duly authorized and, upon payment therefor and delivery thereof in accordance with the LinnCo LLC Agreement, will be validly issued, fully paid and non-assessable.

The opinions set forth above are limited in all respects to matters of the LLC Act and applicable federal law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker Botts L.L.P.